SECURITIES PURCHASE AGREEMENT

THIS SECURITIES PURCHASE AGREEMENT (this “Agreement”) is made as of June 18, 2009, by and among Drinks Americas Holdings, Ltd., a Delaware corporation (the “Company”), St. George Investments, LLC, an Illinois limited liability company (the “Investor”), and J. Patrick Kenny, Chairman and Chief Executive Officer of the Company, in his individual capacity, and certain other affiliates of the Company signatory hereto (the “Affiliates”).

RECITALS

WHEREAS, the Company has authorized the sale and issuance of a non-interest bearing debenture with a twenty-five percent (25%) original issue discount that matures forty-eight (48) months from the date hereof in substantially the form attached hereto as Exhibit A (the “Drinks Debenture”), a warrant to exercise a number of shares equal to the $375,000 cash paid at Closing divided by the Market Price (as defined in the Debenture) and with an initial exercise price of $0.35, subject to adjustment, and an expiration date five (5) years from the date hereof in substantially the form attached hereto as Exhibit B (the “Warrant”), and common stock issuable upon satisfaction of all or part of the Note or on exercise of the warrant (collectively, the “Underlying Shares”) (collectively, the Drink Debenture, the Warrant and the Underlying Shares shall be referred to as the “Securities”) as provided herein in exchange for a loan by the Investor to the Company of Four Million Dollars ($4,000,000) (the “Loan Amount”);

WHEREAS, the Loan Amount shall bear no interest but shall have an original issue discount of twenty-five percent (25%);

WHEREAS, the Investor has agreed to deliver to the Company at Closing (as defined herein) the total of: (i) $375,000 in cash; (ii) ten (10) secured notes in the amount of $250,000 each bearing interest at the rate of 5% per annum in substantially the form attached hereto as Exhibit C-1 (each a “$250,000 Investor Note” and collectively, the “$250,000 Investor Notes”); and (iii) one (1) secured note in the amount of $125,000 bearing interest at the rate of 5% per annum in substantially the form attached hereto as Exhibit C-2 (the “$125,000 Investor Note”);

WHEREAS, as an inducement to enter into this Agreement and as collateral for the Drinks Debenture, the Affiliates have agreed to pledge 12,000,000 shares of common stock of the Company (the “Collateral Shares”), of which 9,000,000 shares of the Collateral Shares shall have been issued by the company more than (6) months prior to the date hereof;

WHEREAS, as further inducement to enter into this Agreement and as further security, J. Patrick Kenny has agreed to provide a personal guaranty of a portion of the Loan Amount and interest and penalties that may accrue thereon;

WHEREAS, at the Closing, the Company desires to sell, and the Investor desires to purchase, the Securities upon the terms and conditions stated in this Agreement;

WHEREAS, this Agreement, the Drinks Debenture, the Warrant, the Pledge Agreement (as defined herein), the Guaranty Agreement (as defined herein), the $250,000 Investor Notes, the $125,000 Investor Note and the Escrow Agreement (as defined herein) are sometimes collectively referred to herein as the "Transaction Documents”.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises, representations, warranties and covenants hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1

AUTHORIZATION AND SALE OF SECURITIES

1.1  Authorization. The Company has authorized the sale and issuance of the Drinks Debenture with a principal amount of $4,000,000 and a maturity date forty-eight (48) months following the date hereof, and the Warrant having an expiration date on the fifth (5th) anniversary of the date hereof.

1.2  Closing Date. The closing of the purchase and sale of the Securities hereunder (the “Closing”) shall be held at the offices of Anslow & Jaclin, LLP, at 10:00 a.m. New York time on or before June 18, 2009 or at such other time and place upon which the Company and the Investor shall agree.

1.3  Closing Deliverables of the Company, Affiliates and the Investor.

(a)  Closing Deliverables of the Company.  At the Closing, subject to the terms and conditions of this Agreement, the Company agrees to issue and deliver to the Investor the instruments identified in (i) through (vii) below:

(i)  all executed Transaction Documents that the Company is a party to; and

(ii)  completed Schedules to this Agreement; and

(iii)  a certificate from a duly authorized officer of the Company certifying that the representations made by the Company in Article 2 are true and correct as of the Closing; and

(iv)  a corporate resolution authorizing this financing transaction as contemplated in the Transaction Documents and approving the entry into the Transaction Documents.

(b)  Closing Deliverables of the Affiliate. In order to induce Investor to purchase the Drinks Debenture and Warrant, at the Closing, the Affiliates shall execute and deliver to the Investor the documents identified in (i) and (ii), below:

(i)  a pledge agreement between the Affiliates and the Investor whereby the Affiliates shall pledge twelve million (12,000,000) shares (the “Pledge Shares”) to the Company, of which nine million (9,000,000) shall have been issued by the Company more than six (6) months prior to the date hereof (the "Pledge Agreement"), in substantially the form attached hereto as Exhibit D; and

(ii)  a guaranty agreement whereby J. Patrick Kenny shall guaranty the repayment of a portion of the Loan Amount (the “Guaranty Agreement”), in substantially the form attached hereto as Exhibit E.

(c)  Closing Deliverables of the Investor. At the Closing, subject to the terms and conditions of this Agreement, the Investor agrees to issue and/or deliver to the Company, the following closing item deliverables identified in (i), (ii) and (iii), below:

(i)  $375,000 in cash (the “Purchase Price”) pursuant to the wire instruction set forth in Exhibit F attached hereto; and

(ii)  Ten (10) $250,000 Investor Notes, each in the principal amount of $250,000 bearing interest at the rate of 5% per annum; and

(iii)  one (1) $125,000 Investor Note in the principal amount of $125,000 bearing interest at the rate of 5% per annum.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to the Investor, as of the date hereof, as follows:

2.1  Organization, Good Standing and Power. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power to own, lease and operate its properties and assets and to conduct its business as it is now being conducted. The Company is not in violation of any of the provisions of its Certificate of Incorporation or Bylaws.  Except as disclosed on Schedule 2.1, the Company does not have any Subsidiaries (as defined below) or own securities of any kind in any other entity. The Company is duly qualified to do business and is in good standing in every jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, except in such jurisdictions in which the failure to so qualify would not have a material adverse affect on the Company.  “Subsidiary” shall mean any corporation or other entity of which at least a majority of the securities or other ownership interest having ordinary voting power (absolutely or contingently) for the election of directors or other persons performing similar functions are at the time owned directly or indirectly by the Company and/or any of its other Subsidiaries.

2.2  Corporate Power; Authorization. The Company has all requisite legal and corporate power and has taken all requisite corporate action to execute and deliver this Agreement and the other Transaction Documents, to sell and issue the Securities, to issue the shares underlying the Warrant upon exercise of the Warrant in accordance with the terms of such Warrant, and to carry out and perform all of its obligations under this Agreement and the other Transaction Documents. This Agreement and the other Transactional Documents constitute, and will constitute, legal, valid and binding obligations of the Company, enforceable in accordance with their respective terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization or similar laws relating to or affecting the enforcement of creditors’ rights generally and (b) as limited by equitable principles generally. The execution and delivery of the Transaction Documents do not, and the performance of the Transaction Documents and the compliance with the provisions hereof and thereof, including the issuance, sale and delivery of the Securities by the Company will not, conflict with, or result in a breach or violation of the terms, conditions or provisions of, or constitute a default under, or result in the creation or imposition of any lien pursuant to the terms of, the certificate of incorporations (the “Certificate”) or by-laws (the “Bylaws”) of the Company, each as amended to date, or any statute, law, rule or regulation or any state or federal order, judgment or decree or any indenture, mortgage, lease or other agreement or instrument to which the Company or any of its properties is subject, except for any conflict, breach, violation, default or imposition of a lien (other than pursuant to the terms of the Certificate or Bylaws) that would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the assets, liabilities, financial condition, business or operations of the Company.

2.3  Issuance and Delivery of the Securities.  The Securities are duly authorized and, when issued at the Closing, will be validly issued. The shares underlying the Warrant and which may be delivered in full or partial satisfaction of the Drinks Debenture are duly authorized and, upon exercise of the Warrant or such satisfaction the Drinks Debenture in accordance with the terms thereof, will be validly issued, fully paid and nonassessable.  The issuance and delivery of the Securities are not subject to any right of first refusal, preemptive right, right of participation, or any similar right existing in favor of any person or any liens or encumbrances.  When issued in compliance with the provisions of this Agreement and the Debenture and the Warrant as the case may be, the issuance of the Securities does not require the approval of the Company’s stockholders under the provisions of the Certificate or Delaware law, or, any stock exchange or self-regulatory organization.

2.4  No Conflicts. The execution, delivery and performance of the Transaction Documents by the Company and the consummation by the Company of the transactions contemplated hereby and thereby do not and will not (i) violate any provision of the Company's Certificate or Bylaws, each as amended to date, (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, mortgage, deed of trust, indenture, note, bond, license, lease agreement, instrument or obligation to which the Company is a party or by which the Company’s respective properties or assets are bound, or (iii) result in a violation of any federal, state or local statute, rule, regulation, order, judgment or decree (including federal and state securities laws and regulations) applicable to the Company or by which any property or asset of the Company is bound or affected.

2.5  SEC Documents; Financial Statements. Each report delivered to the Investors is a true and complete copy of such document as filed by the Company with the Securities and Exchange Commission (the “SEC”). The Company has filed in a timely manner all documents that the Company was required to file with the SEC, such documents, together with the exhibits thereto (the “SEC Documents”), under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) during the twelve calendar months preceding the date hereof.  As of their respective filing dates, all SEC Documents complied in all material respects with the requirements of the Exchange Act.  None of the SEC Documents as of their respective dates contained any untrue statement of material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.  The financial statements of the Company included in the SEC Documents (the “Financial Statements”) comply in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto.  The Financial Statements have been prepared in accordance with generally accepted accounting principles consistently applied and fairly present the consolidated financial position of the Company and its subsidiaries, if any, at the dates thereof and the consolidated results of their operations and consolidated cash flows for the periods then ended (subject, in the case of unaudited statements, to normal, recurring adjustments or to the extent that such unaudited statements do not include footnotes).

2.6  Governmental Consents.  No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state, or local governmental authority on the part of the Company is required in connection with the consummation of the transactions contemplated hereby except for compliance with the securities and blue sky laws in the states in which the Drinks Debenture and Warrant are offered and/or sold, which offer and sale will be effected in compliance with such laws.

2.7  Capitalization.  The authorized capital stock of the Company consists of 500,000,000 shares of common stock, par value $0.001 per share (the “Common Stock”) and 1,000,000 shares of preferred stock, par value $0.001 per share (the “Preferred Stock”). As of the date hereof, 86,932,904 shares of Common Stock and 11,000 shares of Preferred Stock are issued and outstanding.  Except as disclosed on Schedule 2.7, there are no outstanding warrants, options, convertible or exchangeable securities or other rights, agreements or arrangements of any character under which the Company is or may be obligated to issue any equity securities of any kind.

2.8  Litigation.  Except as disclosed to the Investor in writing and except as disclosed in the SEC Documents, there are no actions, suits, proceedings or investigations pending or, to the best of the Company’s knowledge, threatened against the Company or any of its properties before or by any court or arbitrator or any governmental body, agency or official in which there is a reasonable likelihood (in the reasonable judgment of the Company) of an adverse decision that (a) could have a material adverse effect on the assets, liabilities, financial condition, business or operations of the Company, or (b) could impair the ability of the Company to perform in any material respect its obligations under this Agreement, the Warrant, the Drinks Debenture, or any other Transaction Document.

2.9  Company not an “Investment Company”.  The Company has been advised by competent counsel of the rules and requirements under the Investment Company Act of 1940, as amended (the “Investment Company Act”).  The Company is not, and immediately after receipt of payment for the Securities will not be, an “investment company” or an entity “controlled” by an “investment company” within the meaning of the Investment Company Act and shall conduct its business in a manner so that it will not become subject to the Investment Company Act.

2.10  Compliance. The Company’s Common Stock is registered pursuant to Section 12(g) of the Exchange Act and is quoted on the Over the Counter Bulleting Board (the "OTCBB"), and the Company has taken no action designed for the purpose of, or likely to have the effect of, terminating the registration of its Common Stock under the Exchange Act or de-listing the Common Stock from the OTCBB, nor has the Company received any notification that the SEC or the Financial Industry Regulatory Authority (“FINRA”) is contemplating terminating such registration or quoting. The Company is in material compliance with the listing and maintenance requirements for continued quoting of the Common Stock.

2.11  Use of Proceeds.  The proceeds of the sale of the Securities shall be used for working capital or general corporate purposes.

2.12  Brokers and Finders.  Except as disclosed on Schedule 2.12, no person or entity will have, as a result of or in connection with the transactions contemplated by this Agreement, any valid right, interest or claim against or upon the Company or the Investor for any commission, fee or other compensation pursuant to any agreement, arrangement or understanding, written or oral, entered into by or on behalf of the Company.

2.13  Intellectual Property.

(a)  “Intellectual Property” shall mean patents, patent applications, trademarks, trademark applications, service marks, trade names, copyrights, trade secrets, licenses, information and other proprietary rights and processes disclosed on Schedule 2.13(a).

(b)  Except as disclosed on Schedule 2.13(b), the Company owns or has the valid right to use all of the Intellectual Property that is necessary for the conduct of the Company’s business as currently conducted or as currently proposed to be conducted free and clear of all material liens and encumbrances.

(c)  Except as disclosed on Schedule 2.13(c), (i) the conduct of the Company’s business as currently conducted does not infringe or otherwise conflict with (collectively, “Infringe”) any Intellectual Property rights of any third party or any confidentiality obligation owed by the Company to a third party and the Company has not received any written notice of any such Infringement, and (ii) to the knowledge of the Company, the Intellectual Property and confidential information of the Company are not being Infringed by any third party.

2.14  Questionable Payments.  Neither the Company nor, to the best knowledge of the Company, any of its current or former stockholders, directors, officers, employees, agents or other persons acting on behalf of the Company, has on behalf of the Company or in connection with its business: (a) used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; (b) made any direct or indirect unlawful payments to any governmental officials or employees from corporate funds; (c) established or maintained any unlawful or unrecorded fund of corporate monies or other assets; (d) made any false or fictitious entries on the books and records of the Company; or (e) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment of any nature.

2.15  Transactions with Affiliates.  Except as disclosed on Schedule 2.15, none of the officers, directors or shareholders of the Company and, to the best knowledge of the Company, none of the employees of the Company is presently a party to any transaction with the Company or to a presently contemplated transaction (other than for services as employees, officers and directors) that would be required to be disclosed pursuant to Item 404 of Regulation S-K promulgated under the Securities Act of 1933., as amended (the “Securities Act”).

2.16  Insurance.  The Company maintains and will continue to maintain insurance with financially sound and reputable insurers in such amounts and covering such risks and in such amounts as are reasonably adequate, prudent and consistent with industry practice for the conduct of its business and the value of its property, all of which insurance is in full force and effect.  The Company has not received notice from, and has no knowledge of any threat by, any insurer that has issued any insurance policy to the Company that such insurer intends to deny coverage under or cancel, discontinue or not renew any insurance policy in force as of the date hereof.

2.17  No Additional Agreements.  The Company does not have any agreement or understanding with any Investor with respect to the transactions contemplated hereby other than as specified in this Agreement.

2.18  Absence of Undisclosed Liabilities.  The Company has no material liabilities of any nature (whether absolute, accrued, contingent or otherwise), except (i) as and to the extent reflected in the Financial Statements, and (ii) for liabilities that have been incurred in the ordinary course of business consistent with past practice and that would not, individually and in the aggregate, reasonably be expected to have a material adverse effect on the assets, financial condition, business or operations of the Company.

2.19  Governmental Authorizations.  The Company has all permits, licenses and other authorizations of governmental authorities that are required for the conduct of its business and operations as currently conducted or as currently proposed to be conducted, the lack of which could materially and adversely affect the assets, financial condition, business or operations of the Company.  The Company is, and at all times has been, in compliance with the provisions of its material permits, licenses and other governmental authorizations.

2.20  No Material Adverse Change. Except as disclosed on Schedule 2.20, since January 31, 2009, there have not been any changes in the assets, liabilities, financial condition or operations of the Company that reflected in the Financial Statements except changes in the ordinary course of business which have not been, either individually or in the aggregate, materially adverse.  The Company does not have pending before the SEC any request for confidential treatment of information.

2.21  Reservation.  The Company has duly reserved for issuance such number of shares of Common Stock as may be issuable from time to time upon exercise, exchange or conversion, as the case may be, of the Securities.

2.22  Internal Accounting Controls.  The Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.  The Company has established disclosure controls and procedures (as defined in Exchange Rules 13a-15 and 15d-15) for the Company and designed such disclosure controls and procedures to ensure that material information relating to the Company is made known to the certifying officers by others within those entities, particularly during the period in which the Company’s Form 10-K or 10-Q, as the case may be, is being prepared.

2.23  Title to Assets.  Except as set forth on Schedule 2.23, the Company has good and marketable title in fee simple to all real property owned by it that is material to the business of the Company and good and marketable title in all tangible personal property owned by it that is material to the business of the Company in each case free and clear of all liens, except for liens as do not materially affect the value of such property and do not materially interfere with the use made and proposed to be made of such property by the Company and liens for the payment of federal, state or other taxes, the payment of which is neither delinquent nor subject to penalties.  Any real property and facilities held under lease by the Company is held by it under valid, subsisting and enforceable leases with which the Company is in material compliance.

2.24  Registration Rights. Except as disclosed on Schedule 2.24, the Company has not granted or agreed to grant to any person any rights (including “piggy back” registration rights) to have any securities of the Company registered with the SEC or any other governmental authority.

2.25  Material Non-Public Information.  The Company confirms that it has not provided the Investor or their agents or counsel with any information that constitutes or might constitute material non-public information as of the Closing.  The Company understands and confirms that the Investors shall be relying on the foregoing representations in effecting transactions in securities of the Company.

2.26  Dilution. The Company acknowledges and agrees that the issuance of the Securities will have a potential dilutive effect on the equity holdings of other holders of the Company’s equity or rights to receive equity of the Company. The Board of Directors of the Company has concluded, in its good faith business judgment that the issuance of the Securities is in the best interests of the Company.  The Company specifically acknowledges that its obligation to issue the Securities is absolute regardless of the dilution such issuance may have on the ownership interests of other stockholders of the Company or parties entitled to receive equity securities or equity-linked securities of the Company.

2.27  Disclosure. Neither this Agreement nor any other documents, certificates or instruments furnished to the Investor by or on behalf of the Company in connection with the transactions contemplated by this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements made herein or therein, in the light of the circumstances under which they were made herein or therein, not misleading.

2.28  Sarbanes-Oxley Act.  The Company is in compliance with the applicable provisions of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), and the rules and regulations promulgated thereunder, that are effective and for which compliance by the Company is required as of the date hereof.

2.29  Transfer of Assets.  The Company shall not transfer, convey or assign all or substantially all of our assets of the Company, including but not limited to, any of its subsidiaries or all or substantially all of its assets thereof, other than at fair market value or with the prior written consent of the Investor, except for a merger in which the Company is the surviving Corporation or in which the surviving corporation assumes the Company’s obligations under the Transaction Documents.  In the event that such transfer does occur, this shall constitute a default of the Transaction Documents and a Trigger Event (as defined in the Drinks Debenture).

ARTICLE 3

REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE INVESTOR

The Investor hereby severally represents and warrants to the Company:

3.1  Authorization. The execution, delivery and performance by the Investor of the Transaction Documents to which such Investor is a party have been duly authorized and will each constitute the valid and legally binding obligation of such Investor, enforceable against such Investor in accordance with their respective terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability, relating to or affecting creditors’ rights generally.

3.2  Purchase Entirely for Own Account. The Securities to be received by such Investor hereunder will be acquired for such Investor’s own account, not as nominee or agent, and not with a view to the resale or distribution of any part thereof in violation of the 1933 Act, and such Investor has no present intention of selling, granting any participation in, or otherwise distributing the same in violation of the 1933 Act without prejudice, however, to such Investor’s right at all times to sell or otherwise dispose of all or any part of such Securities in compliance with applicable federal and state securities laws. Nothing contained herein shall be deemed a representation or warranty by such Investor to hold the Securities for any period of time. Such Investor is not a broker-dealer registered with the SEC under the 1934 Act or an entity engaged in a business that would require it to be so registered.

3.3  Investment Experience. Such Investor acknowledges that it can bear the economic risk and complete loss of its investment in the Securities and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment contemplated hereby.

3.4  Accredited Investor. The Investor is an “accredited investor” (as defined in Rule 501 of Regulation D), and the Investor has such experience in business and financial matters that it is capable of evaluating the merits and risks of an investment in the Securities. The Investor is not required to be registered as a broker-dealer under Section 15 of the Exchange Act and such Purchaser is not a broker-dealer. The Investors acknowledges that an investment in the Securities is speculative and involves a high degree of risk.

3.5  Restricted Securities. Such Investor understands that the Securities are characterized as “restricted securities” under the U.S. federal securities laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the 1933 Act only in certain limited circumstances.

ARTICLE 4

INDEMNIFICATION

4.1  Indemnification.

(a)  The Company will indemnify and hold the Investor and their directors, officers, shareholders, partners, employees and agents (each, an “Investor Party”) harmless from any and all losses, liabilities, obligations, claims, contingencies, damages, costs and expenses, including all judgments, amounts paid in settlements, court costs and reasonable attorneys’ fees and costs of investigation (collectively, “Losses”) that the Investor may suffer or incur as a result of or relating to any misrepresentation, breach or inaccuracy of any representation, warranty, covenant or agreement made by the Company in any of the Transaction Documents.  In addition to the indemnity contained herein, the Company will reimburse each Investor for its reasonable legal and other expenses (including the cost of any investigation, preparation and travel in connection therewith) incurred in connection therewith, as such expenses are incurred. In the event of any litigation or dispute arising from this agreement, the parties agree that the party who is awarded the most money shall be deemed the prevailing party for all purposes and shall therefore be entitled to an additional award of the full amount of the attorneys' fees and expenses paid by said prevailing party in connection with the litigation and/or dispute without reduction or apportionment based upon the individual claims or defenses giving rise to the fees and expenses.  Nothing herein shall restrict or impair a court's power to award fees and expenses for frivolous or bad faith pleading.

(b)  Conduct of Indemnification Proceedings.  Promptly after receipt by any Person (the “Indemnified Person”) of notice of any demand, claim or circumstances which would or might give rise to a claim or the commencement of any action, proceeding or investigation in respect of which indemnity may be sought, such Indemnified Person shall promptly notify the Company in writing and the Company shall assume the defense thereof, including the employment of counsel reasonably satisfactory to such Indemnified Person, and shall assume the payment of all fees and expenses; provided, however, that the failure of any Indemnified Person so to notify the Company shall not relieve the Company of its obligations hereunder except to the extent that the Company is materially prejudiced by such failure to notify.  In any such proceeding, any Indemnified Person shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such Indemnified Person unless: (i) the Company and the Indemnified Person shall have mutually agreed to the retention of such counsel; or (ii) in the reasonable judgment of counsel to such Indemnified Person representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them.  The Company shall not be liable for any settlement of any proceeding effected without its written consent, which consent shall not be unreasonably withheld, but if settled with such consent, or if there be a final judgment for the plaintiff, the Company shall indemnify and hold harmless such Indemnified Person from and against any loss or liability (to the extent stated above) by reason of such settlement or judgment.  Without the prior written consent of the Indemnified Person, which consent shall not be unreasonably withheld, the Company shall not effect any settlement of any pending or threatened proceeding in respect of which any Indemnified Person is or could have been a party and indemnity could have been sought hereunder by such Indemnified Party, unless such settlement includes an unconditional release of such Indemnified Person from all liability arising out of such proceeding.

ARTICLE 5

COVENANTS AND ADDITIONAL AGREEMENTS OF THE COMPANY

5.1  Reservation of Common Stock.  The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of providing for the exercise of the Warrant or the delivery of shares in full or partial satisfaction of the Drinks Debenture, fifty million (50,000,000) shares of Common Stock in the event the Investor exercises the Warrant and/or requests the Drinks Debenture be satisfied by the issuance and delivery of Common Stock.

5.2  Reports.  If the information is not already publicly disclosed in the Company’s public filings available on the SEC’s website, the Company will furnish to the Investors and/or their assignees such information relating to the Company and its Subsidiaries as from time to time may reasonably be requested by the Investors and/or their assignees; provided, however, that the Company shall not disclose material nonpublic information to the Investors, or to advisors to or representatives of the Investors, unless prior to disclosure of such information the Company identifies such information as being material nonpublic information and provides the Investors, such advisors and representatives with the opportunity to accept or refuse to accept such material nonpublic information for review and any Investor wishing to obtain such information enters into an appropriate confidentiality agreement with the Company with respect thereto.

5.3  No Conflicting Agreements.  The Company will not take any action, enter into any agreement or make any commitment that would conflict or interfere in any material respect with the Company’s obligations to the Investors under the Transaction Documents.

5.4  Compliance with Laws.  The Company will comply in all material respects with all applicable laws, rules, regulations, orders and decrees of all governmental authorities.

5.5  Securities Laws Disclosure; Publicity. The Company shall, by 8:30 a.m. Eastern time on the second business day following the date of this Agreement, issue a press release or file a Current Report on Form 8-K, in each case reasonably acceptable to the Investor, disclosing the transactions contemplated hereby.  The Company and the Investor shall consult with each other in issuing any press releases with respect to the transactions contemplated hereby, and neither the Company nor the Investor shall issue any such press release or otherwise make any such public statement without the prior consent of the Company, with respect to any press release of the Investor, or without the prior consent of the Investor, with respect to any press release of the Company, which consent shall not unreasonably be withheld, except if such disclosure is required by law, in which case the disclosing party shall promptly provide the other party with notice of such public statement or communication and consult with each other with respect thereto prior to such public disclosure.  Notwithstanding the foregoing, other than as set forth above, the Company shall not publicly disclose the name of any Investor, or include the name of any Investor in any filing with the SEC or any regulatory agency or stock exchange, except to the extent such disclosure is required by law or stock exchange regulation, in which case the Company shall provide the Investor with prior notice of such disclosure.

5.6  Listing of Common Stock. The Company hereby agrees to maintain the listing on the Bulletin Board of the Common Stock sold hereunder or issuable upon exercise of the Warrant or exchange of the Drinks Debenture.  The Company further agrees, if the Company applies to have its Common Stock traded on any other stock exchange or quotation system, it will include in such application the Common Stock issuable upon exercise of the Warrants and the Common Stock issuable upon exchange of the Drinks Debenture, and will take such other action as is necessary or desirable in the opinion of the Investors to cause the Common Stock issuable upon exercise of the Warrant and the Common Stock issuable upon exchange of the Drinks Debenture to be listed on such other stock exchange or quotation system as promptly as possible.

5.7  Removal of Legends.  Upon the earlier of: (i) registration for resale pursuant to a registration statement; or (ii) Rule 144 becoming available, upon written request of the Lender, the Company shall (A) deliver to the transfer agent for the Common Stock irrevocable instructions that the Transfer Agent shall issue a certificate representing shares of Common Stock without legends upon receipt by such Transfer Agent of a notice of exercise of the Warrant, exchange of the Drinks Debenture or transfer of the Collateral Shares, and (B) cause its counsel to deliver to the Transfer Agent one or more blanket opinions to the effect that the removal of such legends in such circumstances may be effected under the 1933 Act.  From and after the earlier of such dates, upon the Investor’s written request, the Company shall promptly cause certificates evidencing the Securities to be replaced with certificates which do not bear such restrictive legends.  When the Company is required to cause unlegended certificates to replace previously issued legended certificates, if unlegended certificates are not delivered to an Investor within three (3) Business Days of submission by that Investor of legended certificate(s) or the notice to issue shares of Common Stock without legend to the Transfer Agent as provided above, the Company shall be liable to the Investor for liquidated damages in an amount equal to 1.5% of the aggregate purchase price of the Securities evidenced by such certificate(s) for each thirty (30) day period (or portion thereof) beyond such three (3) Business Day that the unlegended certificates have not been so delivered.  In the event that the Company or its counsel fails to deliver the appropriate instructions to the transfer agent to remove any restrictive legend from Common Stock from either the exercise of the Warrant, the exchange of the Drink Shares or transfer of the Collateral Shares, then the Company hereby acknowledges that it authorizes the transfer agent to accept a legal opinion issued by an attorney reasonably acceptable to the Investor, including but not limited to Anslow & Jaclin, LLP or Brian Reiss, Esq.

ARTICLE 6

MISCELLANEOUS

6.1  Waivers and Amendments.  The terms of this Agreement may be waived or amended only upon the written consent of the Company and the Investor.

6.2  Governing Law.  This Agreement shall be governed in all respects by and construed in accordance with the laws of the State of Illinois without any regard to conflicts of laws principles.

6.3  Survival.  The representations, warranties, covenants and agreements made in this Agreement shall survive for a period of five (5) years and any investigation made by the Company or the Investor and the Closing.

6.4  Successors and Assigns.  This Agreement and any of the Transaction Documents can be freely assigned, pledged as collateral or otherwise transferred by the Investor and any of its successors or assigns.

6.5  Entire Agreement.  This Agreement and the other Transaction Documents constitute the full and entire understanding and agreement between the parties with regard to the subjects thereof.

6.6  Notices, etc.  All notices and other communications required or permitted under this Agreement shall be in writing and may be delivered in person, by telecopy, overnight delivery service or registered or certified United States mail, addressed to the Company or each of the Investors, as the case may be, at their respective addresses set forth as follows:

If to the Company:

Drinks Americas Holdings, Ltd.
Attn: J. Patrick Kenny
372 Danbury Road, Suite 163
Wilton, Connecticut 06897
Phone: (203) 762-7000
Facsimile: (203) 762-8992

With a copy to (which shall not constitute notice):

Eaton & Van Winkle LLP
Attn:  Joseph L. Cannella, Esq.
3 Park Avenue
New York, NY 10016
Phone: (212) 561-3633
Facsimile: (212) 779-9928

If to the Investor:

St. George Investments, LLC
Attn: John Fife
303 East Wacker Drive, Suite 311
Chicago, Illinois 60601
Phone: (312) 297-7000
Facsimile: (312) 819-9701

With a copy (which shall not constitute a notice) to:

Anslow & Jaclin, LLP
Attn.:      Gregg E. Jaclin, Esq.
Eric M Stein, Esq.
Joy Hui, Esq.
195 Route 9 South, Suite 204
Manalapan, New Jersey 07726
Phone: (732) 409-1212
Facsimile: (732) 577-1188

All notices and other communications shall be effective upon the earlier of actual receipt thereof by the person to whom notice is directed or (a) in the case of notices and communications sent by personal delivery or telecopy, one business day after such notice or communication arrives at the applicable address or was successfully sent to the applicable telecopy number, (b) in the case of notices and communications sent by overnight delivery service, at noon (local time) on the second business day following the day such notice or communication was sent, and (c) in the case of notices and communications sent by United States mail, seven days after such notice or communication shall have been deposited in the United States mail.

6.7  Severability of this Agreement.  If any provision of this Agreement shall be judicially determined to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

6.8  Counterparts; Signatures by Facsimile.  This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.  This Agreement, once executed by a party, may be delivered to the other parties hereto by facsimile transmission of a copy of this Agreement bearing the signature of the party so delivering this Agreement.

6.9  Further Assurances.  Each party to this Agreement shall do and perform or cause to be done and performed all such further acts and things and shall execute and deliver all such other agreements, certificates, instruments and documents as the other party hereto may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

6.10  Expenses. Each party shall bear their own expenses, except that the Company shall pay Investor’s legal fees in the aggregate of $15,000 and any fees incurred with respect to such legal services for closing this transaction.  The Company has already paid $5,000 and the remainder shall be paid from the proceeds of the financing.

6.11  Replacement of Securities.  If any certificate or instrument evidencing any Securities is mutilated, lost, stolen or destroyed, the Company shall issue or cause to be issued in exchange and substitution for and upon cancellation thereof, or in lieu of and substitution therefore, a new certificate or instrument, but only upon receipt of evidence reasonably satisfactory to the Company of such loss, theft or destruction and customary and reasonable indemnity, if requested.  The applicants for a new certificate or instrument under such circumstances shall also pay any reasonable third-party costs associated with the issuance of such replacement Securities.

[REMAINDER OF PAGE LEFT BLANK]

[SIGNATURE PAGE TO SECURITIES PURCHASE AGREEMENT]

IN WITNESS WHEREOF, this Agreement is hereby executed as of the date first above written.

INVESTOR:

ST. GEORGE INVESTMENTS, LLC

By: ____________________________
Name:  John Fife
Its:  Managing Member
Dated:

THE COMPANY:

DRINKS AMERICAS HOLDINGS, LTD.

By:  ____________________________
Name: J. Patrick Kenny
Its: Chairman and CEO
Dated:

THE AFFILIATES:

By: ____________________________
             Kenny LLC 1
Name: J. Patrick Kenny
Dated:

By: ____________________________
             Lazo, LLC
Name: Jason Lazo
Dated:

By: ____________________________
Name: Marvin Traub
Dated:

By: ____________________________
Name: Kenneth Close
Dated:

By: ____________________________
Name: Bruce Klein
Dated:

By: ____________________________
Name: Frederick Schulman
Dated: